UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934

                                (Amendment No.1)*

			     TDCX Inc.
             -----------------------------------------------------
                                (Name of Issuer)

		American Depositary Shares, each representing one
              	Class A Ordinary Share, par value US$0.0001 per share
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    87190U100
             -----------------------------------------------------
                                 (CUSIP Number)

                                May 2, 2024
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) This CUSIP number applies to the Issuer's American Depository
Shares, each representing one Class A Ordinary Share.

CUSIP No.87190U100              13G/A              Page 2 of 5 Pages
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   1.  NAME OF REPORTING PERSON:

       Maso Capital Partners Limited
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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions):

       (a) [ ]

       (b) [ ]
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   3.  SEC USE ONLY:

---------------------------------------------------------------------

   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Hong Kong
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   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            2,985,630
  BENEFICIALLY    ---------------------------------------------------
-----------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      ---------------------------------------------------
-----------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            2,985,630
                  ---------------------------------------------------
-----------
                  8.   SHARED DISPOSITIVE POWER:
                       0
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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,985,630
---------------------------------------------------------------------

  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

       [ ]
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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       14.54%
---------------------------------------------------------------------

  12.  TYPE OF REPORTING PERSON (See Instructions):
       CO
---------------------------------------------------------------------

CUSIP No.87190U100            13G/A              Page 3 of 5 Pages
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Item 1.     (a)   Name of Issuer:

                  TDCX Inc.
                  ---------------------------------------------------

            (b)   Address of Issuer's Principal Executive Offices:

                  750D Chai Chee Road,
		  #06-01/06 ESR BizPark @ Chai Chee,
		  Singapore 469004.
                  ---------------------------------------------------


Item 2.     (a)   Name of Person Filing:

                  (1) Maso Capital Partners Limited

                  ---------------------------------------------------

            (b)   Address of Principal Business Office, or if None,
			Residence:

                  (1) 8/F Printing House
			6 Duddell Street, Central
			Hong Kong
		  ---------------------------------------------------
            (c)   Citizenship:

                  (1) Hong Kong
                  ---------------------------------------------------

            (d)   Title of Class of Securities:

                  American Depositary Shares, each representing
		  one Ordinary Share
                  ---------------------------------------------------

            (e)   CUSIP Number:

                  87190U100
                  ---------------------------------------------------


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ]  Broker or dealer registered under Section 15 of the Act
(15 U.S.C. 78o).

(b) [ ]  Bank as defined in Section 3(a)(6) of the Act
(15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ]  Investment company registered under Section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]  An investment adviser in accordance with Section
240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]  A non-U.S. institution in accordance with Section
240.13d-1(b)(1)(ii)(J);

(k) [ ]  Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:___________________

CUSIP No.87190U100          13G/A               Page 4 of 5 Pages
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Item 4.    Ownership as of May 3, 2024.

(a) Amount beneficially owned: 2,985,630

(b) Percent of Class:  14.54%

(c) Number of shares as to which such person has:

(i)   Sole power to vote or to direct the vote:
	2,985,630

(ii)  Shared power to vote or to direct the vote:
	0

(iii) Sole power to dispose or to direct the disposition of:
	2,985,630

(iv)  Shared power to dispose or to direct the disposition of:
	0

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following []

Item 6.    Ownership of More Than Five Percent on Behalf of Another
Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.87190U100 	      13G/A              Page 5 of 5 Pages
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                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       May 8, 2024

By:    /s/ Manoj Jain
Name:  Manoj Jain
Title: Director

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